Term Sheet
Filed Pursuant to Rule 433
Registration No. 333-174609
June 3, 2011
This pricing term sheet relates only to the securities described below and should only be read together with the Preliminary Prospectus Supplement, subject to completion, dated May 31, 2011, relating to these securities and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. This pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Other information presented in the Preliminary Prospectus Supplement, including financial information, is deemed to have changed to the extent affected by the changes described herein. Capitalized terms not defined herein have the meanings assigned to them in the Preliminary Prospectus Supplement.
Vulcan Materials Company
6.5% Notes due 2016
Change in Size of Offering:
The aggregate principal amount of notes to be issued in the offering increased from $1,000,000,000 to $1,100,000,000. The increased amount of $100,000,000 will be used to repay outstanding debt of the Company as described in the Preliminary Prospectus Supplement.

Issuer:	Vulcan Materials Company

Title of Security:	6.5% Notes due 2016

Principal Amount:	$500,000,000

Coupon:	6.5%

Yield to Maturity:	6.5%

Benchmark Treasury:	1.750% due 5/31/2016

Spread to Benchmark Treasury:	+488 bps

Price to Public:	100%

Coupon Dates:	June 1 and December 1

First Coupon Date:	December 1, 2011

Trade Date:	June 3, 2011

Settlement Date:	June 14, 2011 (T+7)

We expect that delivery of the notes will be made to investors on or about June 14, 2011, which will be the seventh business day following the date of this pricing term sheet (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder on the date hereof or on the next three succeeding business days will be required, by virtue of the fact that the notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Maturity Date:	December 1, 2016

Make Whole Call:	At any time at a discount rate of Treasury plus 50 bps

Use of Proceeds:	The net proceeds of the offering will be used as set forth in the Preliminary Prospectus Supplement.

CUSIP:	929160 AQ2

ISIN:	US929160AQ22

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Goldman, Sachs & Co.
SunTrust Robinson Humphrey, Inc.

Senior Co-Managers:	Morgan Keegan & Company, Inc.
U.S. Bancorp Investments, Inc.

Co-Managers:	BB&T Capital Markets, a division of Scott & Stringfellow, LLC
Banco Bilbao Vizcaya Argentaria, S.A.
Mizuho Securities USA, Inc.
The Williams Capital Group, L.P.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents incorporated by reference in the registration statement and filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Goldman, Sachs & Co. toll-free at 1-866-471-2526.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.

Term Sheet
Filed Pursuant to Rule 433
Registration No. 333-174609
June 3, 2011
This pricing term sheet relates only to the securities described below and should only be read together with the Preliminary Prospectus Supplement, subject to completion, dated May 31, 2011, relating to these securities and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. This pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Other information presented in the Preliminary Prospectus Supplement, including financial information, is deemed to have changed to the extent affected by the changes described herein. Capitalized terms not defined herein have the meanings assigned to them in the Preliminary Prospectus Supplement.
Vulcan Materials Company
7.5% Notes due 2021
Change in Size of Offering:
The aggregate principal amount of notes to be issued in the offering increased from $1,000,000,000 to $1,100,000,000. The increased amount of $100,000,000 will be used to repay outstanding debt of the Company as described in the Preliminary Prospectus Supplement.

Issuer:	Vulcan Materials Company

Title of Security:	7.5% Notes due 2021

Principal Amount:	$600,000,000

Coupon:	7.5%

Yield to Maturity:	7.5%

Benchmark Treasury:	3.125% due 5/15/2021

Spread to Benchmark Treasury:	+449 bps

Price to Public:	100%

Coupon Dates:	June 15 and December 15

First Coupon Date:	December 15, 2011

Trade Date:	June 3, 2011

Settlement Date:	June 14, 2011 (T+7)

We expect that delivery of the notes will be made to investors on or about June 14, 2011, which will be the seventh business day following the date of this pricing term sheet (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder on the date hereof or on the next three succeeding business days will be required, by virtue of the fact that the notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Maturity Date:	June 15 , 2021

Make Whole Call:	At any time at a discount rate of Treasury plus 50 bps

Use of Proceeds:	The net proceeds of the offering will be used as set forth in the Preliminary Prospectus Supplement.

CUSIP:	929160 AR0

ISIN:	US929160AR05

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Goldman, Sachs & Co.
SunTrust Robinson Humphrey, Inc.

Senior Co-Managers:	Morgan Keegan & Company, Inc.
U.S. Bancorp Investments, Inc.

Co-Managers:	BB&T Capital Markets, a division of Scott & Stringfellow, LLC
Banco Bilbao Vizcaya Argentaria, S.A.
Mizuho Securities USA, Inc.
The Williams Capital Group, L.P.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents incorporated by reference in the registration statement and filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Goldman, Sachs & Co. toll-free at 1-866-471-2526.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.